EXHIBIT 99.1

Location Based Technologies Completes and Passes FCC Testing for
PocketFinder and PetFinder Devices

On Thursday, May 14, 2009

ANAHEIM, Calif.--(BUSINESS WIRE)--Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge service provider of personal, pet and asset location devices, today announced it completed and passed Federal Communications Commission (FCC) laboratory tests for both its PocketFinder® and PetFinder® devices.

“FCC test completion is a major achievement not only for the company but towards delivery of product in the United States.” said Dave Morse, CEO of Location Based Technologies. “We will start shipping working units to our strategic channel partners, both domestic and international. And we will look forward to announcing details of our initial distribution agreements and Purchase Orders in the very near future.”

The PocketFinder family of products, recognized by PC World with its “Top Gear of the Year” award, uses advanced technology to help families stay connected. As the smallest known single-board GSM/A-GPS device, it fits easily into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show the device’s exact location in real time. The devices also include advanced features such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet enters or leaves a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

PocketFinder has also integrated its innovative service into the iPhone (NASDAQ:AAPL) , Google’s (NASDAQ:GOOG) Android phone, BlackBerry’s (NASDAQ:RIMM) Curve and Bold, and Microsoft’s (NASDAQ:MSFT) Windows Mobile Pro 6.0 operating systems.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:
Location Based Technologies
David Morse, 800-615-0869
dave@pocketfinder.com
or
Northstar Investments
Glenn Busch, CFP
Investor Relations
714-310-8641
glenn@pocketfinder.com